  Exhibit 5.01

January 31, 2019

Board of Directors
InvestView, Inc.
12 South 400 West
Salt Lake City, UT 84101

Re:
InvestView, Inc.

Registration Statement on Form S-1

SEC File No.: ______________

Gentlemen:

We have been engaged by InvestView, Inc. (the “Company”) to render our opinion respecting the legality of certain securities to be offered and sold pursuant to the registration statement on Form S-1 filed by the Company with the U.S. Securities and Exchange Commission (the “Registration Statement”). Capitalized terms used but not defined herein have the same meanings as set forth in the Registration Statement.

In connection with this engagement, we have examined the following:

(1)
articles of incorporation of the Company, as amended as of the date hereof and as included in the exhibits to the Registration Statement;

(2)
bylaws of the Company, as amended as of the date hereof as included in the exhibits to the Registration Statement;

(3)
the Registration Statement, including the financial statements of the Company included therein; and

(4)
minutes of the Company’s board of directors and stockholders or written consents of the Company’s board of directors or stockholders in lieu thereof.

We have examined such other corporate records and documents and have made such other examination as we deemed relevant. In rendering this opinion, we have assumed: (i) the genuineness of all signatures on all documents not executed in our presence; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to authentic original documents of all documents submitted to us as certified or conformed copies; and (iv) the truth, correctness, and accuracy of the corporate minute books, stockholder records, and similar information furnished to us, and on which we have relied, are true, correct, and complete. None of the factual matters or assumptions on which our opinion is based is, to our knowledge, false in any respect as they relate to the opinion below.

Based upon the above examination, in our opinion the common stock to be sold pursuant to the Registration Statement will be, upon its issuance in accordance with the terms set forth in the Registration Statement, legally issued, fully paid, and nonassessable under Nevada laws.

136 E South Temple, Suite 2100 | Salt Lake City, UT 84111 | T 801.924.4124 michaelbest.com

Michael Best & Friedrich LLP

Board of Directors
InvestView, Inc.
January 18, 2019

This firm consents to being named in the Prospectus included in the Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement.

This opinion is rendered to you for use solely in connection with the Registration Statement and the consummation of the transactions contemplated therein. This opinion may not be relied on by any other person or used for any other purpose, without the express written consent of the undersigned.

Very truly yours,

MICHAEL BEST & FRIEDRICH LLP

/s/ Kevin C. Timken
Kevin C. Timken
KCT/vs

cc:
Investview, Inc.